Exhibit 107.1

Calculation of Filing Fee Table

Registration Statement on Form S-3

(Form Type)

Nevro Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	2,587,742(1)	$20.65	$53,436,872.30	0.0001476	$7,887.29

	Total Offering Amounts					$53,436,872.30		$7,887.29

	Total Fees Previously Paid							—

	Total Fee Offsets(3)							—

	Net Fee Due							$7,887.29

(1)

Consists of 2,587,742 issuable to the selling securityholder upon exercise of outstanding warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the New York Stock Exchange on December 21, 2023, which date is within five business days prior to the filing of this Registration Statement.

(3)	The Registrant does not have any fee offsets.